Exhibit J

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the MainStay Funds Trust:

We consent to the use of our report dated June 22, 2015, with respect to the financial statements of the MainStay Short Term Bond Fund, a series of MainStay Funds Trust, as of and for the period ended April 30, 2015, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and under the headings “Disclosure of Portfolio Holdings” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 26, 2015